Exhibit 99.1
Ambac Announces First Quarter 2017 Results

•	Net Loss of $(125.4) million or $(2.77) per Diluted Share and Adjusted Loss[1] of $(91.2) million or $(2.01) per Diluted Share primarily as a result of adverse reserve development for Puerto Rico

•	Book Value per Share decreased $2.02 to $35.92 and Adjusted Book Value[1] per Share decreased $2.39 to $27.09 at March 31, 2017 from December 31, 2016

•	Continue to execute against our current priorities:

◦	Benefit of $91.6 million realized as a result of the Ballantyne Settlement

◦	Adversely Classified Credits reduced by $1.3 billion, or 7.6% to $15.8 billion

◦	Insured Portfolio reduced by $5 billion, or 6%, to $75 billion

◦	Invested $200 million in Ambac Insured Securities and acquired $114 million par of Surplus Notes

◦	Aggressively pursuing loss mitigation strategies in Puerto Rico

NEW YORK, NY, May 10, 2017 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees and other financial services, today reported results for the three months ended March 31, 2017.
Commenting on Ambac's first quarter 2017 results, Claude LeBlanc, President and Chief Executive Officer, stated, “While our results this quarter were heavily influenced by an increase in reserves related to Puerto Rico, we continued to successfully execute against our current priorities, focused on improving Ambac’s risk profile and financial stability.” Mr. LeBlanc continued, “During the quarter, we purchased over $200 million of Ambac insured securities and acquired $114 million par of surplus notes, while our litigation strategies resulted in recoveries and reduced risk.
We have also been actively developing a plan to exit rehabilitation and were pleased to receive our regulator's express support in progressing our plan over a 60 day period. We have since engaged in discussions with creditors and interested parties.
I remain encouraged as we evaluate opportunities through our strategic review to build on this momentum and create long-term shareholder value.”
Regarding recent developments in Puerto Rico, Mr. LeBlanc asserted, “We are actively monitoring the situation in Puerto Rico and taking appropriate measures as we have successfully done in the past. We filed lawsuits in anticipation of Puerto Rico’s bankruptcy filing on May 3, and will continue to aggressively pursue remedies to protect our rights and mitigate losses.”

_________________________
1 See Non-GAAP Financial Data section of this press release for further information

Ambac's First Quarter 2017 Summary Results
			Better (Worse)
($ in millions, except per share data)	1Q2017	4Q2016	Amount	Percent
Net premiums earned	$47.6	$49.9	$(2.3)	(5)%
Net investment income	81.6	90.9	(9.3)	(10)%
Other than temporary impairment losses	(3.9)	(2.2)	(1.7)	(77)%
Net realized investment gains (losses)	(4.9)	11.5	(16.4)	(143)%
Net change in fair value of credit derivatives	1.1	1.6	(0.5)	(31)%
Net gains (losses) on interest rate derivatives	(1.5)	84.0	(85.5)	(102)%
Income (loss) on Variable Interest Entities ("VIEs")	3.7	2.0	1.7	85%
Losses and loss expenses (benefit)	135.0	215.5	80.5	37%
Operating expenses	28.0	36.2	8.2	23%
Interest expense	31.6	31.7	0.1	—%
Insurance intangible amortization	37.5	40.2	2.7	7%
Provision for income taxes	19.6	8.8	(10.8)	(123)%
Net income (loss) attributable to Common Stockholders	(125.4)	(94.7)	(30.7)	(32)%
Net income (loss) per diluted share	$(2.77)	$(2.09)	$(0.68)	(33)%
Adjusted earnings (loss) [1]	(91.2)	(12.7)	(78.5)	(618)%
Adjusted earnings (loss) per diluted share [1]	$(2.01)	$(0.28)	$(1.73)	(618)%
Ambac stockholders' equity	1,624.8	1,713.9	(89.1)	(5)%
Ambac's stockholders' equity per share	$35.92	$37.94	$(2.02)	(5)%
Adjusted book value [1]	1,225.2	1,331.7	(106.5)	(8)%
Adjusted book value per share [1]	$27.09	$29.48	$(2.39)	(8)%
Weighted-average diluted shares outstanding (in millions)	45.3	45.2	(0.1)	—%
1 Non-GAAP Financial Data

Net Income (Loss) and Adjusted Earnings (Loss)
The first quarter of 2017 produced a net loss of $(125.4) million, or $(2.77) per diluted share, compared to a net loss of $(94.7) million, or $(2.09) per diluted share, for the fourth quarter of 2016. Adjusted Loss in the first quarter of 2017 was $(91.2) million, or $(2.01) per diluted share, compared to an Adjusted Loss of $(12.7) million, or $(0.28) per diluted share in the fourth quarter of 2016. The first quarter of 2017 Net Loss and Adjusted Loss were driven by losses and loss expenses incurred, and relative to the fourth quarter of 2016, lower net gains (losses) on interest rate derivatives, lower net investment income, and higher foreign income taxes, partially offset by lower operating expenses.

Net Premiums Earned
During the first quarter of 2017, net premiums earned were $47.6 million, compared to $49.9 million in the fourth quarter of 2016, including accelerations of $16.3 million and $14.2 million, respectively. Normal premiums earned decreased $4.4 million or 12% primarily due to the continued runoff of the insured portfolio and a lower benefit recognized related to a reduction in the estimate of uncollectible future structured finance premiums compared to the fourth quarter of 2016. Accelerated premiums earned were positively impacted by a change in mix of public finance insured transactions called during the first quarter of 2017 compared to the fourth quarter of 2016.

The following table provides a summary of net premiums earned for the three month periods ended March 31, 2017 and December 31, 2016, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	March 31, 2017	December 31, 2016
Public Finance	$18.7	$20.7
Structured Finance	5.7	7.7
International Finance	6.9	7.3
Total normal premiums earned	31.3	35.7
Accelerated earnings	16.3	14.2
Total net premiums earned	$47.6	$49.9
Net Investment Income
Net investment income for the first quarter of 2017 and the fourth quarter of 2016 was $81.6 million and $90.9 million, respectively. Net investment income for the first quarter of 2017 declined due to cash flow volatility associated with Ambac's investment in AAC insured RMBS and lower mark-to-market gains in the trading portfolio primarily related to investments at Ambac Assurance UK Limited ("Ambac UK"). Mark-to-market gains on invested assets classified as trading were $7.2 million in the first quarter of 2017 compared to $10.5 million in the fourth quarter of 2016.
Net Realized Investment Gains (Losses)
Net realized gains (losses) were $(4.9) million for the first quarter of 2017 versus $11.5 million for the fourth quarter of 2016. The first quarter net realized losses were driven primarily by the sale of assets at Ambac, partially offset by FX and other securities gains. Realized gains in the fourth quarter 2016 were the result of gains from securities sales and FX gains. FX gains primarily relate Ambac UK's investments denominated in currencies other than the British Pound.
Losses and Loss Expenses (Benefit) and Loss Reserves
Losses and loss expenses for the first quarter of 2017 were $135.0 million, as compared to $215.5 million for the fourth quarter of 2016.
The following table provides losses and loss expenses incurred (benefit) by bond type for the three month periods ended March 31, 2017 and December 31, 2016:

	Three Months Ended	Three Months Ended
($ in millions)	March 31, 2017	December 31, 2016
RMBS	$34.9	$98.3
Domestic Public Finance	169.4	91.2
Student Loan	2.3	13.1
Ambac UK	(73.8)	12.2
All other credits	2.2	0.7
Total	$135.0	$215.5
RMBS losses and loss expenses incurred were $34.9 million in the first quarter of 2017, including $43.6 million of interest expense on Deferred Amounts. A $15.2 million benefit associated with our remediation efforts, improvements in credit performance and a relatively muted interest rate environment compared to the fourth quarter of 2016, were partially offset by a reduction to our estimated representation and warranty recoveries and higher loss expenses. Fourth quarter of 2016 RMBS losses and loss expenses incurred were $98.3 million, including $43.7 million of interest expense on Deferred Amounts, primarily due to excess spread compression resulting from higher interest rates, partially offset by improved credit performance.
Domestic public finance losses and loss expenses incurred in the first quarter of 2017 were $169.4 million and in the fourth quarter of 2016 were $91.2 million. The main driver of results in both periods was adverse development associated with the evolving situation in Puerto Rico.

Ambac UK losses and loss expenses incurred were a benefit of $73.8 million in the first quarter of 2017 primarily as a result of the impact of the confidential settlement of litigation brought in the name of Ballantyne Re Plc ("Ballantyne") against J.P. Morgan Investment Management Inc. (“JPMIM”). On March 25, 2017, Ambac UK agreed in principle to a confidential settlement of this litigation, which related to the management of Ballantyne’s investment accounts which were funded with the proceeds of notes issued in 2006 in connection with a structured reinsurance transaction and guaranteed in part by Ambac UK. On April 11, 2017, Ambac UK, Ballantyne and JPMIM executed a settlement agreement. Pursuant to the settlement, Ballantyne received a payment in return for releases of all claims by Ballantyne and Ambac UK. Ambac realized a benefit in the amount of $91.6 million as a result of the settlement, which was partially offset by an $18.3 million loss associated with other assumption changes. The net benefit from this settlement resulted from the reduction of loss and loss expense reserves previously established in relation to Ballantyne, and not from a direct cash payment to Ambac UK. Fourth quarter of 2016 Ambac UK losses and loss expenses incurred were $12.2 million resulting primarily from foreign exchange transaction losses of $20.7 million, partially offset by the net impact of higher interest rates. Foreign exchange transaction losses are associated with loss reserves denominated in currencies (primarily US Dollars) other than Ambac UK’s functional currency.
During the first quarter of 2017, net claim and loss expenses paid, net of reinsurance, were $10.4 million which included $75.6 million of losses and loss expenses paid partially offset by $65.2 million of subrogation received. During the fourth quarter of 2016, net claim and loss expenses paid, net of reinsurance, were $9.2 million which included $71.6 million of losses and loss expenses paid partially offset by $62.4 million of subrogation received.
Gross loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $3.830 billion at March 31, 2017, and $3.696 billion at December 31, 2016, which were net of $1.893 billion and $1.907 billion, respectively, of estimated subrogation recoveries related to AAC's pursuit of legal remedies to seek redress for breaches of Representations and Warranties. As of March 31, 2017, approximately $3.694 billion of Deferred Amounts, including accrued interest payable of $705.6 million, remained unpaid.
The following table provides gross loss and loss expense reserves by bond type at March 31, 2017 and December 31, 2016:

($ in millions)	1Q17	4Q16
RMBS	$2,434	$2,394
Domestic Public Finance	693	547
Student Loans	282	279
Ambac UK	320	388
All other credits	16	13
Loss expenses	85	75
Total	$3,830	$3,696
Net Gains (Losses) on Interest Rate Derivatives
The interest rate derivatives portfolio is positioned to benefit from rising interest rates as an economic hedge against interest rate exposure in the AAC insured and investment portfolios (the "macro-hedge"). The interest rate derivatives portfolio also includes certain legacy customer swaps.
Net losses on interest rate derivatives for the first quarter of 2017 were $1.5 million, which included a loss of $0.2 million associated with the macro-hedge and $1.3 million of losses associated with legacy customer swaps.
Net gains for the fourth quarter of 2016 were $84.0 million, which included $57.5 million of gains associated with the macro-hedge and $26.5 million of gains associated with legacy customer swaps. The gain in the macro-hedge in the fourth quarter of 2016 helped offset the negative impact of higher interest rates on RMBS and student loan loss reserves and on the market value of the investment portfolio (reported through other comprehensive income).
Net Realized Gains on Extinguishment of Debt
During the first quarter of 2017, Ambac acquired $113.9 million par of surplus notes, including $74.8 million par of AAC surplus notes and $39.1 million par issued by the Segregated Account of AAC. Ambac recognized a $2.7 million gain on extinguishment of debt as a result of these purchases.

Expenses
Operating expenses for the first quarter of 2017 decreased by $8.2 million to $28.0 million from $36.2 million in the fourth quarter of 2016. Operating expenses in the first quarter of 2017 decreased as the fourth quarter of 2016 included a $10 million charge for litigation contingencies and approximately $3.5 million of severance and other costs relating to the CEO change. However, the first quarter of 2017 included approximately $2.5 million of incremental costs associated with the Segregated Account Rehabilitation and an incremental $1.5 million charge for litigation contingencies. On April 20, 2017, AAC reached an agreement in principle to settle certain litigation brought by a number of California municipal bond issuers, subject to documentation and the receipt of all necessary approvals.
Taxes and Net Operating Loss Carry-Forwards ("NOLs")
Provision for income taxes was $19.6 million for the first quarter of 2017, compared to $8.8 million for the fourth quarter of 2016. The first quarter provision included $19.3 million for Ambac UK taxes primarily related to the Ballantyne litigation. The fourth quarter of 2016 provision included $7.2 million for Ambac UK taxes, $1.2 million for Federal AMT with the remaining expense associated with New York State and City taxes.
At March 31, 2017 the Ambac consolidated group had $4.0 billion of NOLs, including $1.4 billion at Ambac Financial Group, Inc. and $2.6 billion at AAC.
As a result of taxable losses at AAC in 2017, AAC generated a new post determination date NOL of $32.1 million that must be utilized prior to any further tolling payments. In 2016, AAC utilized NOLs in an amount that resulted in the accrual of $28.7 million of tolling payments. Subject to certain approvals, these 2016-related tolling payments are anticipated to be received by Ambac on or before June 2017.
Balance Sheet
Total assets increased by approximately $0.1 billion from December 31, 2016 to $22.8 billion at March 31, 2017, primarily due to an increase in VIE assets, partially offset by a decrease in investments and other assets.
Total liabilities increased by approximately $0.2 billion from December 31, 2016 to $20.9 billion as of March 31, 2017, primarily as a result of higher VIE liabilities and loss and loss expense reserves, partially offset by lower long term debt, investment agreements and derivative liabilities.
Cash and investments at Ambac were $347.1 million as of March 31, 2017, including Surplus Notes of AAC and the Segregated Account of AAC of $153.4 million, which are eliminated in consolidation.
Investment Portfolio
The fair value of the consolidated investment portfolio decreased approximately $165.6 million from December 31, 2016 to $6.3 billion at March 31, 2017, due primarily to the settlement of an investment agreement and the purchase of AAC and the Segregated Account of AAC of surplus notes which eliminate in consolidation. The fair value of the AAC and subsidiaries portfolio was $6.2 billion as of March 31, 2017, down $53.6 million from December 31, 2016.
During the first quarter of 2017, Ambac acquired $200.2 million of distressed Ambac-insured securities, including $71.4 million of insured RMBS with policies allocated to the Segregated Account and $128.8 of other insured securities. As of March 31, 2017, Ambac, directly and through AAC, owned approximately $1.5 billion of Deferred Amounts (including interest), which represented approximately 41% of the total amount outstanding.
Insured Portfolio
The financial guarantee insurance portfolio net par amount outstanding was reduced 6% during the quarter ended March 31, 2017 to $74.7 billion from $79.3 billion at December 31, 2016. The reduction in the insured portfolio primarily related to call and refunding activity in the public finance sector of $4.2 billion in addition to amortization and pre-payments in the structured finance portfolio of $0.7 billion, partially offset by an increase in the international portfolio. The increase in the international portfolio primarily resulted from the strengthening of the British Pound relative to the USD.
Adversely Classified Credits declined by a net $1.3 billion, or 7.6%, to $15.8 billion in the first quarter of 2017. Reductions in Adversely Classified Credits were driven primarily by runoff of RMBS and upgrades of certain public finance and international exposures resulting in part from remediation activity at AAC.
Net par outstanding as of March 31, 2017 shifted away from public finance due to continued call and refunding activity since December 31, 2016, as highlighted in the below table.

Net Par Outstanding	March 31, 2017	December 31, 2016
By Sector:
Public finance	55%	57%
Structured Finance	22%	21%
International	23%	22%
By Holder:
General account	65%	66%
Ambac UK	20%	19%
Segregated account	15%	15%
Stockholders' Equity / Book Value
Stockholders’ equity at March 31, 2017 was down 5% to $1.6 billion, or $35.92 per share from December 31, 2016, primarily due to the net loss of $(125.4) million partially offset by other comprehensive income of $36.2 million.
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, Ambac reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted Earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book Value. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that Ambac believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Adjusted Earnings and Adjusted Book Value are not substitutes for Ambac’s GAAP reporting, should not be viewed in isolation, may be subject to change, and may differ from similar reporting provided by other companies, which may define these non-GAAP measures differently.
Adjusted Earnings (Loss)
Adjusted Loss was $(91.2) million, or $(2.01) per diluted share, for the first quarter 2017 as compared to an Adjusted Loss of $(12.7) million or $(0.28) per diluted share, for the fourth quarter of 2016. Adjusted Loss was negatively impacted by losses and loss expenses incurred, lower interest rate derivative revenues and investment income and higher foreign taxes, partially offset by lower operating expenses.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, Adjusted Earnings (loss), for the three month periods ended March 31, 2017 and December 31, 2016, respectively:

	Three Months Ended
	March 31, 2017		December 31, 2016
($ in millions, other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common stockholders	$(125.4)	$(2.77)	$(94.7)	$(2.09)
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	1.7	0.04	(1.0)	(0.02)
Insurance intangible amortization	37.5	0.83	40.2	0.89
Foreign exchange (gains) losses	(7.1)	(0.16)	13.1	0.28
Fair value (gain) loss on interest rate derivatives from Ambac CVA	2.0	0.05	29.6	0.66
Adjusted Earnings (loss)	$(91.2)	$(2.01)	$(12.7)	$(0.28)
Weighted-average diluted shares outstanding (in millions)		45.3		45.2
Adjusted Book Value
Adjusted Book Value was $1.225 billion, or $27.09 per share, at March 31, 2017, as compared to $1.332 billion, or $29.48 per share, at December 31, 2016. The Adjusted Book Value decrease of 8% from December 31, 2016 to March 31, 2017 of $106.5 million was largely driven by the Adjusted Loss.

The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	March 31, 2017		December 31, 2016
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,624.8	$35.92	$1,713.9	$37.94
Adjustments:
Non-credit impairment fair value losses on credit derivatives	13.2	0.29	11.4	0.25
Insurance intangible asset	(931.2)	(20.58)	(962.1)	(21.30)
Ambac CVA on interest rate derivative liabilities	(42.9)	(0.95)	(44.9)	(0.99)
Net unearned premiums and fees in excess of expected losses	701.4	15.51	732.2	16.21
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(140.2)	(3.10)	(118.9)	(2.63)
Adjusted Book Value	$1,225.2	$27.09	$1,331.7	$29.48
Shares outstanding (in millions)		45.2		45.2

Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates, particularly as assets held in non-functional currencies have grown, and facilitates period-to-period comparisons of Ambac's operating performance.

•
Fair value (gain) loss on interest rate derivatives from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on interest rate derivative liabilities: Elimination of the gain relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, for purposes of non-GAAP measures, we utilize a 0% effective tax rate, which is subject to change.
Earnings Call and Webcast
On May 11, 2017 at 8:30am (ET), Claude LeBlanc, President and Chief Executive Officer, and David Trick, Chief Financial Officer and Treasurer, will discuss first quarter 2017 results during a live conference call. Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is 877-201-0168 (Domestic) or 647-788-4901 (International), and the ID# is 17187813. Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ir.ambac.com/events.cfm. A replay of the call will be available through May 18, 2017 at (800) 585-8367 (Domestic) or (416) 621-4642 (International); and the ID # is 17187813. The webcast will be archived on Ambac's website.
Additional information is included in an operating supplement (available today) and presentations (available tomorrow) at Ambac's website at www.ambac.com.

About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees and other financial services to clients in both the public and private sectors globally. AAC, including the Segregated Account of AAC (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac’s primary goal is to maximize stockholder value by executing the following key strategies: active runoff of AAC and its subsidiaries through transaction terminations, policy commutations, settlements and restructurings that we believe will improve our risk profile, and maximizing the risk-adjusted return on invested assets; loss recovery through litigation and exercise of contractual and legal rights; improved cost effectiveness and efficiency of the operating platform; rationalization of AAC's capital and liability structures, enabling simplification of corporate governance and facilitating the successful rehabilitation of the Segregated Account; and selective business transactions offering attractive risk adjusted returns that, among other things, may permit utilization of Ambac’s tax net operating loss carry-forwards. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac's common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com
Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of Ambac’s common stock and volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from transactions or opportunities apart from Ambac Assurance; (3) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (4) potential of rehabilitation proceedings against Ambac Assurance; (5) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (6) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings; (7) decisions made by the rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for holders of Ambac’s securities or holders of securities issued or insured by Ambac Assurance or the Segregated Account; (8) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers; (9) our inability to realize the expected recoveries included in our financial statements; (10) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (11) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (12) risks associated with adverse selection as our insured portfolio runs off; (13) adverse effects on operating results or our financial position resulting from measures taken to reduce risks in our insured portfolio; (14) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (15) our inability to monetize assets, restructure or exchange outstanding debt and insurance obligations, or commute or reduce insured exposures, or the failure of any such transaction to deliver anticipated results; (16) our substantial indebtedness could adversely affect our financial condition, operating flexibility and ability to obtain financing in the future; (17) restrictive covenants in agreements and instruments may impair our ability to pursue or achieve our business strategies; (18) loss of control rights in transactions for which we provide insurance due to a finding that Ambac Assurance has defaulted, whether due to the Segregated Account rehabilitation proceedings or otherwise; (19) our results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (20) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (21) risks attendant to the change in composition of securities in our investment portfolio; (22) changes in tax law; (23) changes in prevailing interest rates; (24) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (25) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (26) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (27) risks relating to determinations of amounts of impairments taken on investments; (28) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (29) our inability to realize value from Ambac Assurance UK Limited or other subsidiaries of Ambac Assurance; (30) system security risks; (31) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (32) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (33) changes in accounting principles or practices that may impact Ambac’s reported financial results; (34) legislative and regulatory developments; (35) the economic impact of “Brexit” may have an adverse effect on Ambac’s insured international portfolio and the value of its foreign investments, both of which primarily reside with its subsidiary Ambac UK; (36) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (37) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (38) other risks and uncertainties that have not been identified at this time.

Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
(Dollars in Thousands, except share data)	March 31, 2017	December 31, 2016
Revenues:
Net premiums earned	$47,613	$49,867
Net investment income:
Securities available-for-sale and short-term	73,150	79,169
Other investments	8,409	11,702
Total net investment income	81,559	90,871
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(21,154)	(6,844)
Portion of other-than-temporary impairment recognized in other comprehensive income	17,212	4,653
Net other-than-temporary impairment losses recognized in earnings	(3,942)	(2,191)
Net realized investment gains (losses)	(4,896)	11,536
Change in fair value of credit derivatives:
Realized gains and other settlements	199	201
Unrealized gains (losses)	853	1,351
Net change in fair value of credit derivatives	1,052	1,552
Net gains (losses) on interest rate derivatives	(1,514)	83,992
Net realized gains on extinguishment of debt	2,741	—
Other income (expense)	(86)	(166)
Income (loss) on variable interest entities	3,701	2,026
Total revenues	126,228	237,487
Expenses:
Losses and loss expense (benefit)	135,011	215,492
Insurance intangible amortization	37,525	40,152
Operating expenses	27,980	36,190
Interest expense	31,572	31,712
Total expenses	232,088	323,546
Pre-tax income (loss)	(105,860)	(86,059)
Provision for income taxes	19,581	8,832
Net income (loss)	$(125,441)	$(94,891)
Less: net (loss) gain attributable to noncontrolling interest	—	(198)
Net income (loss) attributable to common stockholders	$(125,441)	$(94,693)

Net income (loss) per basic share	$(2.77)	$(2.09)
Net income (loss) per diluted share	$(2.77)	$(2.09)

Weighted-average number of common shares outstanding:
Basic	45,292,253	45,230,242
Diluted	45,292,253	45,230,242

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands, except share data)	March 31, 2017	December 31, 2016
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: $5,303,723 and $5,435,385)	$5,443,999	$5,554,215
Fixed income securities pledged as collateral, at fair value (amortized cost: $64,889 and $64,833)	64,908	64,905
Short-term investments, at fair value (amortized cost: $347,152 and $430,827)	347,055	430,788
Other investments (includes $447,487 and $420,303 at fair value)	478,688	450,307
Total investments	6,334,650	6,500,215
Cash and cash equivalents	118,772	91,025
Receivable for securities	2,815	2,090
Investment income due and accrued	27,288	26,023
Premium receivables	652,677	661,337
Reinsurance recoverable on paid and unpaid losses	34,273	30,418
Deferred ceded premium	63,336	69,624
Subrogation recoverable	679,974	684,731
Loans	4,237	4,160
Derivative assets	74,397	77,742
Insurance intangible asset	931,159	962,080
Other assets	77,294	158,423
Variable interest entity assets:
Fixed income securities, at fair value	2,663,719	2,622,566
Restricted cash	5,005	4,873
Loans, at fair value	11,015,305	10,658,963
Derivative assets	75,459	80,407
Other assets	3,200	1,025
Total assets	$22,763,560	$22,635,702
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$924,686	$967,258
Loss and loss expense reserves	4,510,329	4,380,769
Ceded premiums payable	40,201	42,529
Obligations under investment agreements	—	82,358
Deferred taxes	1,746	1,720
Current taxes	25,936	14,280
Long-term debt	1,015,526	1,114,405
Accrued interest payable	396,924	421,975
Derivative liabilities	244,235	319,286
Other liabilities	67,881	76,589
Payable for securities purchased	15,983	1,084
Variable interest entity liabilities:
Accrued interest payable	3,006	859
Long-term debt, at fair value	11,564,054	11,155,936
Derivative liabilities	2,064,105	2,078,601
Other liabilities	32	29
Total liabilities	20,874,644	20,657,678
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 45,275,982 and 45,194,954	453	452
Additional paid-in capital	196,788	195,267
Accumulated other comprehensive income	(2,775)	(38,990)
Retained earnings	1,431,397	1,557,681
Treasury stock, shares at cost: 47,037 and 22,458	(1,057)	(496)
Total Ambac Financial Group, Inc. stockholders’ equity	1,624,806	1,713,914
Noncontrolling interest	264,110	264,110
Total stockholders’ equity	1,888,916	1,978,024
Total liabilities and stockholders’ equity	$22,763,560	$22,635,702